EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We  consent  to  the  use  in  Form  SB-2   Registration   Statement  (File  No.
333-_________) under the Securities Act of 1933 of American Ammunition, Inc. (a California corporation) of

(1) our independent auditor's report dated March 12, 2002, relating to the consolidated balance sheet of American Ammunition, Inc. (formerly FBI Fresh Burgers International) and Subsidiary as of December 31, 2001 and 2000 (post-acquisition) and December 31, 2000 (pre-acquisition) and the related consolidated statements of operations and comprehensive loss and cash flows for each of the two years ended December 31, 2001 and 2000
     (post-acquisition) and the period from February 1, 2000 (date of incorporation) through December 31, 2000 (pre-acquisition); and

(2) our independent accountant's review report dated October 9, 2002 relating to the unaudited consolidated balance sheets of American Ammunition, Inc. (formerly FBI Fresh Burgers International) and Subsidiaries as of September 30, 2002 and the related consolidated statement of operations and comprehensive loss for the nine and three months ended September 31, 2002 and the consolidated statement of cash flows for the nine months ended
     September  30,  2002,  which  report  has  been  separately   submitted  to
     management as this review report relates to the September 30, 2002 Quarterly Report on Form 10-QSB and the requirements of SEC Release 34-42266,

which accompany the financial statements contained in such Form SB-2 Registration Statement under the Securities Act of 1933, and to the use of our name and the statements with respect to us as appearing under the heading "Experts".


                                                          /s/ S.W. Hatfield, CPA
                                                             S. W. HATFIELD, CPA
Dallas, Texas
October 23, 2002




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